EXHIBIT 99.2

The following unaudited pro forma financial information of DecisionPoint Systems, Inc. (“Company”) is based on the historical financial statements of the Company.  The consolidated combined statements of operations of the Company for the years ended December 31, 2010 and 2009, have been prepared as if the acquisition of CMAC, Inc. (“CMAC”) had occurred on January 1, 2009.

Such unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of the Company for the years ended December 31, 2010 and 2009, including the notes thereto, which were filed as part of the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 16, 2011 and the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010.  The unaudited pro forma financial information is for informational purposes only and is not necessarily indicative of the results of operations of the Company that would have occurred if the acquisition of CMAC had been completed on the dates indicated, nor does it purport to represent the Company’s results of operations as of any future date or for any future period.  The pro forma consolidated and combined statements of operations of the Company only include the acquisition of CMAC.  In addition, the pro forma consolidated and combined financial statements are based upon pro forma allocations of the purchase price of CMAC based upon an independent third-party valuation of the fair value of the assets and liabilities acquired in connection with the acquisition.  Management believes all material adjustments necessary to reflect the effect of the acquisition have been made to the unaudited pro forma financial information.

	Year ended December 31, 2009
				Pro Forma		Pro Forma
(000's except per share data)	DecisionPoint	CMAC	Combined	Adjustments		Combined

Net sales	$48,309	$6,899	$55,208	$-		$55,208

Cost of sales	38,565	4,924	43,489	-		43,489

Gross profit	9,744	1,975	11,719	-		11,719

Selling, general and administrative expense	7,970	1,898	9,868	706	(a)	10,574

Operating income	1,774	77	1,851	(706)		1,145

Total other expense	1,359	48	1,407	(105)	(b)	1,302

Net income (loss) before income taxes	415	29	444	(601)		(157)

Provision (benefit) for income taxes	71	-	71	-	(c)	71

Net income (loss)	$344	$29	$373	$(601)		$(228)

Net earnings (loss) per share - basic and diluted	$0.02					$(0.01)

Weighted average shares outstanding -
basic and diluted	14,354					17,624	(d)

	Year ended December 31, 2010
				Pro Forma		Pro Forma
(000's except per share data)	DecisionPoint	CMAC	Combined	Adjustments		Combined

Net sales	$56,244	$10,248	$66,492	$-		$66,492

Cost of sales	45,391	7,397	52,788	0		52,788

Gross profit	10,853	2,851	13,704	-		13,704

Selling, general and administrative expense	9,610	2,138	11,748	598	(a)	12,346

Operating income	1,242	713	1,955	(598)		1,357

Total other expense	3,372	191	3,563	(105)	(b)	3,458

Net income (loss) before income taxes	(2,130)	522	(1,608)	(493)		(2,101)

Provision (benefit) for income taxes	79	-	79	-	(c)	79

Net income (loss)	$(2,209)	$522	$(1,687)	$(493)		$(2,180)

Net earnings (loss) per share - basic and diluted	$(0.09)					$(0.08)

Weighted average shares outstanding -
basic and diluted	25,041					28,302	(d)

The Company has allocated the purchase price to the tangible and identified intangible assets acquired and liabilities assumed based on their fair values in accordance with generally accepted accounting principles in accordance with ASC 805. ASC 805 considers the existence of intangible assets in the following areas: marketing, customer relationships, artistic creations, contracts, and technology.  Based upon an independent third-party valuation firm covering each of the aforementioned areas, they have identified and valued software for internal use, backlog, customer relationships, contractor and resume databases, trademarks / tradenames and non-compete agreements as CMAC’s principal intangible assets in accordance with ASC 805 requirements.

Below are the fair values of the identified intangible assets:

	Fair Value	Estimated 'Useful life

Customer relationships	$1,670,000	9 years
Contractor and resume databases	675,000	5 years
Tradename	310,000	5 years
Internal use software	74,000	5 years

	$2,729,000

Notes to Pro forma combined Results of Operations:

(a) Amortization of intangibles is calculated on the double-declining balance method in order to more properly reflect the greater useful life of the assets in the early years following the close of the acquisition.  For the years ended December 31, 2010 and 2009, amortization was $579,000 and $687,000, respectively.

Depreciation expense for the two years presented is $19,000 per year.

(b) The interest expense reduction in both years presented is based upon the following:

Term Loan - Obtained for CMAC purchase
$3,000	Balance
9%	Rate
$270	Annual interest expense

Subordinated Note - Paid off in CMAC purchase
$2,500	Balance
15%	Rate
$375	Annual interest expense

$105	interest expense reduction

(c) There is no additional (provision) or benefit for taxes as the Company estimates it has sufficient  net operating losses to off-set any net income generated by CMAC.

(d) The weighted-average basic number of shares outstanding reflects the issuance of approximately 3.3 million common shares to the selling shareholders of CMAC.

3